Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Savings Plan Committee
Wyeth Savings Plan – Puerto Rico:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-162520) of our report dated June 24, 2010, relating to the statement of net assets available for plan benefits of the Wyeth Savings Plan – Puerto Rico as of December 31, 2009, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2009, and the related supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 11-K of the Wyeth Savings Plan – Puerto Rico.

/s/ KPMG LLP

Memphis, Tennessee

June 24, 2010